Filed pursuant to Rule 433

March 11, 2024

Relating to Preliminary Prospectus Supplement dated March 11, 2024 to

Prospectus dated February 28, 2023

Registration Statement No. 333-270103

L3Harris Technologies, Inc.

$750,000,000 5.050% Notes due 2029

$750,000,000 5.250% Notes due 2031

$750,000,000 5.350% Notes due 2034

Pricing Term Sheet

	5.050% Notes due 2029	5.250% Notes due 2031	5.350% Notes due 2034
Issuer:	L3Harris Technologies, Inc.	L3Harris Technologies, Inc.	L3Harris Technologies, Inc.
Expected Ratings (Moody’s / S&P / Fitch):(1)	Baa2 (Negative) / BBB (Negative) / BBB+ (Negative)	Baa2 (Negative) / BBB (Negative) / BBB+ (Negative)	Baa2 (Negative) / BBB (Negative) / BBB+ (Negative)
Security Type:	Senior unsecured notes (the “2029 Notes”)	Senior unsecured notes (the “2031 Notes”)	Senior unsecured notes (the “2034 Notes”)
Principal Amount:	$750,000,000	$750,000,000	$750,000,000
Trade Date:	March 11, 2024	March 11, 2024	March 11, 2024
Settlement Date (T+2):	March 13, 2024	March 13, 2024	March 13, 2024
Maturity Date:	June 1, 2029	June 1, 2031	June 1, 2034
Interest Payment Dates:	June 1 and December 1 of each year, commencing on December 1, 2024	June 1 and December 1 of each year, commencing on December 1, 2024	June 1 and December 1 of each year, commencing on December 1, 2024
Public Offering Price:	99.777% of the principal amount, plus accrued and unpaid interest, if any, from March 13, 2024	99.926% of the principal amount, plus accrued and unpaid interest, if any, from March 13, 2024	99.870% of the principal amount, plus accrued and unpaid interest, if any, from March 13, 2024
Yield to Maturity:	5.095%	5.259%	5.364%
Benchmark Treasury:	4.250% due February 28, 2029	4.250% due February 28, 2031	4.000% due February 15, 2034
Spread to Benchmark Treasury:	T+100 basis points	T+115 basis points	T+125 basis points
Benchmark Treasury Price / Yield:	100-22 / 4.095%	100-27 / 4.109%	99-02+ / 4.114%
Interest Rate:	5.050% per annum	5.250% per annum	5.350% per annum

Optional Redemption:	Make-Whole Call: At any time prior to May 1, 2029 (the date that is one month prior to the maturity date), at a make-whole redemption price equal to the greater of (1) the make-whole amount at a discount rate equal to the Treasury Rate (as defined in the preliminary prospectus supplement) plus 15 basis points and (2) 100% of the principal amount, in each case, plus accrued and unpaid interest to the date of redemption.	Make-Whole Call: At any time prior to April 1, 2031 (the date that is two months prior to the maturity date), at a make-whole redemption price equal to the greater of (1) the make-whole amount at a discount rate equal to the Treasury Rate (as defined in the preliminary prospectus supplement) plus 20 basis points and (2) 100% of the principal amount, in each case, plus accrued and unpaid interest to the date of redemption.	Make-Whole Call: At any time prior to March 1, 2034 (the date that is three months prior to the maturity date), at a make-whole redemption price equal to the greater of (1) the make-whole amount at a discount rate equal to the Treasury Rate (as defined in the preliminary prospectus supplement) plus 20 basis points and (2) 100% of the principal amount, in each case, plus accrued and unpaid interest to the date of redemption.
	Par Call: At any time on or after May 1, 2029 (the date that is one month prior to the maturity date), at 100% of the principal amount, plus accrued and unpaid interest to the date of redemption.	Par Call: At any time on or after April 1, 2031 (the date that is two months prior to the maturity date), at 100% of the principal amount, plus accrued and unpaid interest to the date of redemption.	Par Call: At any time on or after March 1, 2034 (the date that is three months prior to the maturity date), at 100% of the principal amount, plus accrued and unpaid interest to the date of redemption.
Minimum Denomination:	$2,000 x $1,000	$2,000 x $1,000	$2,000 x $1,000
CUSIP / ISIN:	502431AS8 / US502431AS85	502431AT6 / US502431AT68	502431AU3 / US502431AU32
Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC TD Securities (USA) LLC SMBC Nikko Securities America, Inc. Citigroup Global Markets Inc. Scotia Capital (USA) Inc.	BofA Securities, Inc. J.P. Morgan Securities LLC SMBC Nikko Securities America, Inc. TD Securities (USA) LLC Mizuho Securities USA LLC Citigroup Global Markets Inc. Scotia Capital (USA) Inc.	BofA Securities, Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC SMBC Nikko Securities America, Inc. TD Securities (USA) LLC Citigroup Global Markets Inc. Scotia Capital (USA) Inc.

Investing in the 2029 Notes, the 2031 Notes or the 2034 Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the preliminary prospectus supplement.

(1) A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplement may be obtained by contacting BofA Securities, Inc. at 1-800-294-1322 and J.P. Morgan Securities LLC at 1-212-834-4533.

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